Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Vyant Bio, Inc. on Form S-8 of our report dated March 30, 2021 relating to the financial statements of StemoniX, Inc. as of and for the years ended December 31, 2020 and 2019 appearing in the Current Report on Form 8-K of Vyant Bio, Inc. dated April 5, 2021.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 17, 2021